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                     November 9, 2022

       Ted Fernandez
       Chief Executive Officer and Chairman of the Board
       The Hackett Group, Inc.
       1001 Brickell Bay Drive, Suite 3000
       Miami, Florida 33131

                                                        Re: The Hackett Group,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 4, 2022
                                                            File No. 333-48123

       Dear Ted Fernandez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services